Exhibit 99.1


                           Company Contact:  Michael Umana
                                             Saucony, Inc.
                                             Chief Financial Officer,
                                             Chief Operating Officer/Treasurer
                                             (978) 532-9000
                                             (800) 625-8080

For Immediate Release


                           Investor Relations:   Chad A. Jacobs/Brendon Frey
                                                 Integrated Corporate Relations
                                                 (203) 222-9013
                                                 cjacobs@icr-online.com


            SAUCONY, INC. REPORTS SECOND QUARTER FISCAL 2004 RESULTS


|X|      Net income increased 36% to $3.0 million

|X| Diluted earnings per share increased to $0.41 per Class A common share and $0.45 per Class B common share

|X|      Net sales increased 28% to $44.0 million

|X|      5-month order backlog increased 25% to $44.9 million

Peabody, Massachusetts -- August 2, 2004 -- Saucony, Inc. (NASDAQ: SCNYA and SCNYB) today announced financial results for the second quarter ended July 2, 2004.

Net income increased 36% to $3.0 million in the second quarter of 2004, compared to $2.2 million in the second quarter of 2003. Diluted earnings per share increased to $0.41 per Class A share and $0.45 per Class B share in the second quarter of 2004, compared to diluted earnings per share of $0.33 per Class A share and $0.37 per Class B share for the comparable period in 2003. Net sales for the second quarter increased 28%, to $44.0 million, compared to $34.5 million in the second quarter of 2003.

For the six months ended July 2, 2004, net income increased 50% to $7.3 million, compared to $4.8 million in the comparable period of 2003. Diluted earnings per share increased to $0.98 per Class A share and $1.08 per Class B share, compared to diluted earnings per share of $0.73 per Class A share and $0.80 per Class B share for the comparable period in 2003. Net sales increased 24%, to $90.9 million, compared to $73.5 million in the comparable period of 2003.

Net income for the second quarter and for the six months ended July 4, 2003, included a pre-tax benefit of $566,000 recorded in general and administrative expenses as a result of a litigation settlement agreement between the Company and the trustee appointed to oversee the liquidation of assets of a former customer.

John H. Fisher, President and Chief Executive Officer, commented, "These results represent our 11th consecutive quarter of meeting or exceeding expectations and, we believe, underscore the ongoing strength of our business. Sales rose by approximately 28% during the quarter, primarily due to robust business in our mid-priced cross-over, technical running and originals footwear categories. In addition, our continued focus on improving operating efficiencies contributed to our generating a 36% increase in net income. The positive momentum we experienced in the first half of the year has enabled us to increase our outlook for our fiscal year 2004."

Order Backlog

Our backlog of open orders at July 2, 2004 scheduled for delivery within the next five months (July 3, 2004 - November 26, 2004) increased 25% to $44.9 million, compared to $36.0 million at July 4, 2003.

At July 2, 2004, the open order backlog for delivery in the next 12 months increased 18% to $49.0 million, from $41.7 million at July 4, 2003.

Mr. Fisher continued, "This quarter we continued to gain momentum in our domestic technical footwear business, which significantly contributed to our double-digit increase in open orders scheduled for delivery over the next five months. We have experienced continued strength and significant year-over-year growth in the mid-priced cross-over, technical running and originals footwear categories. We expect that our focus in technical footwear and the expansion of our brand reach in cross-over footwear will continue to be key in our effort to meet our growth objectives."

Cash, Inventory and Working Capital

Mr. Fisher remarked, "Our cash and cash equivalents and short-term investments decreased during the first half of fiscal 2004 from our fiscal 2003 year end balances, due in large measure to the payment of cash dividends and the use of cash to finance our seasonal working capital needs. The number of days sales in inventory increased to 93 days at July 2, 2004, compared to 79 days at July 4, 2003. While our inventory management performance did not meet our expectations, we remain committed to proactively managing our working capital to achieve greater efficiencies."

Stockholders' Equity

Effective July 1, 2004, companies incorporated in Massachusetts became subject to the Massachusetts Business Corporation Act, Chapter 156D. Chapter 156D provides that shares that are reacquired by a company become authorized but unissued shares under Section 6.31. As a result, Chapter 156D eliminates "treasury shares." At July 2, 2004, we have redesignated the Company's existing treasury shares, at an aggregate cost of $6.6 million, as authorized but unissued.

Net Sales

Net sales for the second quarter of 2004 increased 28% to $44.0 million, compared to $34.5 million in the second quarter of 2003. Domestic net sales increased 31% to $35.5 million in the second quarter of 2004, compared to $27.2 million in the second quarter of 2003. Our domestic sales increase in the second quarter of 2004 is due primarily to increased footwear unit volume and, to a lesser extent, increased sales at our factory outlet stores and increased Hind apparel sales. International net sales increased 16%, to $8.5 million in the second quarter of 2004, compared to $7.3 million in the second quarter of 2003. Our international sales increase in the second quarter of 2004 is due primarily to increased footwear unit volume and, to a lesser extent, higher wholesale per pair average selling prices and favorable changes in foreign exchange rates as compared to the second quarter of 2003. Saucony brand footwear and apparel accounted for approximately 87% of total second quarter 2004 net sales, while a combination of Hind apparel and factory outlet stores net sales accounted for the balance.

Net sales for the six months ended July 2, 2004 increased 24% to $90.9 million, compared to $73.5 million in the comparable period in 2003. Domestic net sales increased 26% to $71.4 million, compared to $56.7 million in the comparable period in 2003. Our domestic sales increase in the six months ended July 2, 2004 is due primarily to increased footwear unit volume and, to a lesser extent, increased sales at our factory outlet stores. International net sales increased 16% to $19.5 million, compared to $16.8 million in the comparable period in 2003. Our international sales increase in the six months ended July 2, 2004 is due primarily to favorable changes in foreign exchange rates as compared to the comparable period in 2003 and, to a lesser extent, increased footwear unit volume and higher wholesale per pair average selling prices. Saucony brand footwear and apparel account for approximately 87% of net sales during the first six months of 2004, while a combination of Hind apparel and factory outlet stores net sales account for the balance.

Gross Margin

The Company's gross margin in the second quarter of fiscal 2004 increased 210 basis points to 41.1%, compared to 39.0% in the second quarter of 2003, due primarily to favorable currency exchange due to the impact of a weaker U.S. dollar against European and Canadian currencies, higher levels of domestic at once shipments, which shipments carry lower discounts and improved margins at our factory outlet division. Partially offsetting these factors in the second quarter of 2004 were increased footwear unit volume of our mid-priced cross-over footwear sold into the athletic mall, sporting goods and value channel at lower gross margins that include rebates provided to certain Saucony domestic customers.

For the first six months of 2004, gross margin increased 190 basis points to 40.8%, compared to 38.9% in the comparable period of 2003, due primarily to favorable currency exchange due to the impact of a weaker U.S. dollar against European and Canadian currencies, improved margins on Hind brand apparel, due to increased sales of first quality product at higher margin and lower sales of closeout apparel, higher levels of domestic at once shipments, which shipments carry lower discounts and improved margins at our factory outlet division. Partially offsetting these factors in 2004 were increased footwear unit volume of our mid-priced cross-over footwear sold into the athletic mall, sporting goods and value channel at lower gross margins that include rebates provided to certain Saucony domestic customers.

Selling, General and Administrative Expenses

Selling, general and administrative expenses as a percentage of net sales increased to 29.2% in the second quarter of 2004, compared to 28.7% in the second quarter of 2003. In absolute dollars, selling, general and administrative expenses increased 29%, due primarily to increased administrative and selling payroll, print media advertising, operating expenses associated with the factory outlet division expansion, variable selling expenses, professional fees and account specific advertising and promotion. General and administrative expenses in the second quarter of 2003 included the favorable litigation settlement which reduced bad debt expense by $566. Selling expenses as a percentage of net sales in the second quarter of 2004 were 14.4%, compared to 14.3% in the comparable 2003 period, while general and administrative expenses were 14.8% of net sales in the second quarter of 2004, compared to 14.4% in the second quarter of 2003.

For the six months ended July 2, 2004, selling, general and administrative expenses as a percentage of net sales decreased to 27.4%, compared to 28.3% in the comparable period of 2003. In absolute dollars, selling, general and administrative expenses increased 20%, due primarily to increased administrative and selling payroll, print media advertising, operating expenses associated with the factory outlet division expansion, professional fees, variable selling expenses and account specific advertising and promotion. General and administrative expenses in the six months ended July 4, 2003 included the favorable litigation settlement which reduced bad debt expense by $566. Selling expenses as a percentage of net sales in the six months ended July 2, 2004 were 13.6%, compared to 13.4% in the comparable 2003 period, while general and administrative expenses were 13.8% of net sales in the six months ended July 2, 2004, compared to 14.9% in the comparable period of 2003.

Non-Operating Income (Expense)

Non-operating income (expense) decreased in the second quarter of 2004 to an expense of $151,000, compared to income of $151,000 in the second quarter of 2003. The decrease was due to foreign currency losses of $217,000 in the second quarter of 2004, compared to foreign currency gains of $73,000 in the second quarter of 2003, due primarily to losses on forward foreign currency contracts and recognizing $146,000 of accumulated other comprehensive losses from the closing and relocation of our Saucony International administrative office.

For the six months ended July 2, 2004, non-operating income (expense) decreased to an expense of $223,000, compared to income of $197,000 in the comparable period of 2003. The decrease was due to foreign currency exchange losses of $361,000 in the six months ended July 2, 2004, compared to foreign currency gains of $58,000 in the comparable period of 2003, due primarily to losses on forward foreign currency contracts and recognizing $146,000 of accumulated other comprehensive losses from the closing and relocation of our Saucony International administrative office.

Net Income

Net income for the second quarter of 2004 was $3.0 million, or $0.41 per Class A share and $0.45 per Class B share on a diluted basis, compared to $2.2 million, or $0.33 per Class A share and $0.37 per Class B share on a diluted basis, in the second quarter of 2003. Weighted average common shares and common stock equivalents used to calculate diluted earnings per share for the second quarter of 2004 and 2003 consisted of, 2,521,000 Class A and 4,527,000 Class B shares and 2,521,000 Class A and 3,778,000 Class B shares, respectively.

For the six months ended July 2, 2004, net income was $7.3 million, or $0.98 per Class A share and $1.08 per Class B share on a diluted basis, compared to $4.8 million, or $0.73 per Class A share and $0.80 per Class B share on a diluted basis, for the first six months of 2003. Weighted average common shares and common stock equivalents used to calculate diluted earnings per share for the first six months of 2004 and 2003 consisted of, 2,521,000 Class A and 4,430,000 Class B shares and 2,522,000 Class A and 3,756,000 Class B shares, respectively.

Net income available to the Company's common stockholders is allocated among our two classes of common stock, Class A Common Stock and Class B Common Stock. The allocation among each class is based upon the two-class method. Under the two-class method, earnings per share for each class of common stock is presented. The two-class presentation method is required as a result of the Company having two classes of common stock with different participation rights in undistributed earnings.

The increase in the weighted average common shares and equivalents in the second quarter of 2004 and for the six months ended July 2, 2004, as compared to the second quarter of 2003 and the six months ended July 4, 2003, was due to the issuance of approximately 356,000 Class B common shares pursuant to the exercise of stock options and stock purchase warrants and customary dilutive adjustments in the number of outstanding options to purchase our Class B common stock and the exercise price of such options in connection with the special cash dividend on our common stock announced on February 17, 2004.

Mr. Fisher concluded, "Saucony continues to stand for performance, innovation and authenticity. Our broad range of products appeals to consumers ranging from the hard core marathoner, to the avid runner to the beginning jogger. While over the past several years we have made meaningful strides across all facets of our business, we still believe that we have significant long-term potential."

Business Outlook

The Company is providing certain forward-looking information in this press release. These statements are based on the Company's current information and expectations, and actual results may differ materially. The Company undertakes no obligation to update this information. Please see the further disclaimer in the last paragraph of this release. The following information replaces our previous guidance.


Third Quarter and Fiscal Year 2004

The Company expects fully diluted earnings per share to range from $0.32 to $0.34 for Class A shares and $0.35 to $0.37 for Class B shares for the third quarter of 2004 and to range from $1.37 to $1.40 for Class A shares and $1.51 to $1.54 for Class B shares for the year.

The Company expects third quarter net sales to range from $40 million to $41 million. The Company expects net sales for the year to range from $162 million to $164 million.

The Company expects gross margins of approximately 40% for both the third quarter and for the year.

The  Company   expects   selling,   general  and   administration   expenses  of
approximately 30% of sales for both the third quarter and for the year.

The Company expects weighted average fully diluted common shares and equivalents to be approximately 2.5 million Class A and 4.5 million Class B shares for both the third quarter and for the year, which represents an increase of approximately 2% to our previous expectation of fully diluted common shares and equivalents.

Investor Conference Call

The Company will provide a web simulcast and rebroadcast of its second quarter earnings release conference call. The live broadcast of the Company's quarterly conference call is scheduled for August 3, 2004, beginning at 8:30 a.m. Eastern Time and will be accessible online at www.companyboardroom.com and under the "Investor Relations" section at www.sauconyinc.com. The online replay will be available shortly after the conference call and will continue to be available through August 3, 2005.

                               _ _ _ _ _ _ _ _ _ _

Saucony, Inc. designs, develops, and markets (i) a broad line of performance-oriented athletic shoes for adults under the Saucony(R) brand name,
(ii) athletic apparel under the Hind(R) brand name and (iii) athletic and workplace shoes under the Spot-bilt(R) name.

This press release contains forward-looking statements that involve a number of risks and uncertainties. For this purpose, any statements that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects," "intends," "estimates," and similar expressions are intended to identify forward-looking statements, and all of our statements under "Business Outlook" above are forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the Company's Annual Report on Form 10-K under "Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations - Certain Other Factors that May Affect Future Results" ("Certain Factors") filed by Saucony, Inc. with the Securities and
Exchange Commission on April 1, 2004, which Certain Factors discussion is incorporated herein by this reference. In particular, there can be no assurance as to the level of earnings per share, net sales, gross margins, selling, general and administrative expenses and other operating results that will be achieved by the Company in any period because such items are materially dependent upon the condition of the domestic and world economies, the impact of foreign regulation and the performance of foreign suppliers, competition from third parties and consumer preferences. All forward-looking statements are made only as of the date of this press release. The Company makes no undertaking to update any of these statements.



                                              SAUCONY, INC. AND SUBSIDIARIES
                                           Condensed Consolidated Balance Sheet

                                                       (Unaudited)
                                         (in thousands, except per share amounts)

                                                          ASSETS

                                                                   July 2,                      January 2,
                                                                    2004                           2004
                                                                    ----                           ----

Current assets:
   Cash and cash equivalents.....................................$  14,266                      $   41,781
   Short-term investments........................................    4,870                           5,788
   Accounts receivable...........................................   30,751                          19,167
   Inventories...................................................   27,565                          22,421
   Prepaid expenses and other current assets.....................    2,922                           3,669
                                                                     -----                           -----
     Total current assets........................................   80,374                          92,826
                                                                    ------                          ------

Property, plant and equipment, net...............................    7,888                           6,201
                                                                     -----                           -----

Other assets:
   Goodwill......................................................      912                             912
   Deferred charges, net.........................................      138                             124
   Other.........................................................      116                             130
                                                                       ---                             ---
     Total other assets..........................................    1,166                           1,166
                                                                     -----                           -----

Total assets.....................................................$  89,428                      $  100,193
                                                                 =========                      ==========


                                           LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Current maturities of capitalized lease obligations...........$      70                      $       --
   Accounts payable..............................................   11,977                           9,259
   Accrued expenses and other current liabilities................   11,161                           9,544
                                                                    ------                           -----
     Total current liabilities...................................   23,208                          18,803
                                                                    ------                          ------

Long-term obligations:
   Capitalized lease obligations, net of current portion.........      186                              --
   Deferred income taxes.........................................    2,059                           2,016
                                                                     -----                           -----
     Total long-term obligations.................................    2,245                           2,016
                                                                     -----                           -----

Minority interest in consolidated subsidiaries...................      374                             320
                                                                       ---                             ---

Stockholders' equity:
   Common stock, $.33 1/3 par value..............................    2,176                           2,307
   Additional paid in capital....................................   16,727                          19,010
   Retained earnings.............................................   44,249                          63,655
   Accumulated other comprehensive income........................      449                             505
   Common stock held in treasury, at cost........................       --                          (6,423)
                                                                    ------                          -------
     Total.......................................................   63,601                          79,054
                                                                    ------                          ------

Total liabilities and stockholders' equity.......................$  89,428                      $  100,193
                                                                 =========                      ==========

                                           SAUCONY, INC. AND SUBSIDIARIES
                                     Condensed Consolidated Statements of Income
                         For the quarters and six months ended July 2, 2004 and July 4, 2003

                                                     (Unaudited)
                                      (in thousands, except per share amounts)


                                                             Quarter         Quarter      Six Months    Six Months
                                                              Ended           Ended          Ended         Ended
                                                             July 2,         July 4,        July 2,       July 4,
                                                              2004            2003           2004          2003
                                                              ----            ----           ----          ----

Net sales..................................................$  43,979      $   34,472     $   90,948     $   73,540
Other revenue .............................................      103              68            282            163
                                                                 ---              --            ---            ---
Total revenue .............................................   44,082          34,540         91,230         73,703
                                                              ------          ------         ------         ------

Costs and expenses
   Cost of sales...........................................   25,908          21,044         53,820         44,916
   Selling expenses........................................    6,311           4,938         12,369          9,870
   General and administrative expenses.....................    6,512           4,967         12,590         10,955
                                                               -----           -----         ------         ------
     Total costs and expenses..............................   38,731          30,949         78,779         65,741
                                                              ------          ------         ------         ------

Operating income...........................................    5,351           3,591         12,451          7,962
Non-operating income (expense)
   Interest income.........................................       57              53            126            127
   Interest expense........................................       --              (3)            --             (5)
   Foreign currency........................................     (217)             73           (361)            58
   Other...................................................        9              28             12             17
                                                               -----           -----         ------         ------
Income before income taxes and minority interest...........    5,200           3,742         12,228          8,159
Provision for income taxes.................................    2,129           1,468          4,888          3,218
Minority interest in income of consolidated subsidiaries...       26              42             64            106
                                                               -----           -----          -----          -----
Net income.................................................$   3,045      $    2,232     $    7,276     $    4,835
                                                           =========      ==========     ==========     ==========

Per share amounts:

Earnings per share:
   Basic:
       Class A common stock................................$    0.44      $     0.35     $     1.07     $     0.75
                                                           =========      ==========     ==========     ==========
       Class B common stock................................$    0.49      $     0.38     $     1.18     $     0.83
                                                           =========      ==========     ==========     ==========
   Diluted:
       Class A common stock................................$    0.41      $     0.33     $     0.98     $     0.73
                                                           =========      ==========     ==========     ==========
       Class B common stock................................$    0.45      $     0.37     $     1.08     $     0.80
                                                           =========      ==========     ==========     ==========

Weighted average common shares and equivalents outstanding:
   Basic:
       Class A common stock................................    2,521           2,521          2,521          2,522
       Class B common stock................................    3,992           3,564          3,896          3,553
                                                               -----           -----          -----          -----
                                                               6,513           6,085          6,417          6,075
                                                               =====           =====          =====          =====
   Diluted:
       Class A common stock................................    2,521           2,521          2,521          2,522
       Class B common stock................................    4,527           3,778          4,430          3,756
                                                               -----           -----          -----          -----
                                                               7,048           6,299          6,951          6,278
                                                               =====           =====          =====          =====

Cash dividends per share of common stock:
       Class A common stock................................$   0.050      $    0.040     $    4.100     $    0.040
       Class B common stock................................$   0.055      $    0.044     $    4.110     $    0.044
